Exhibit 8.1

LIST OF OUR SUBSIDIARIES

Name of Subsidiary	Location	Principal activity	Start of Commercial Operations	Ownership Percentage
				2010	2009	2008	2007
Indosat International Finance Company B.V	The Netherlands	Finance	2005	100.00	100.00	100.00	100.00
Indosat Finance Company B.V	The Netherlands	Finance	2003	100.00	100.00	100.00	100.00
Satelindo International Finance B.V(1)	The Netherlands	Finance	1996	—	—	—	100.00
Indosat Palapa Company B.V.(2)	The Netherlands	Finance	2010	100.00	—	—	—
Indosat Mentari Company B.V.(2)	The Netherlands	Finance	2010	100.00	—	—	—
Indosat Singapore Pte Ltd	Singapore	Telecommunications	2005	100.00	100.00	100.00	100.00
PT Satelindo Multi Media(3)	Indonesia	Multimedia	1999	—	99.60	99.60	99.60
PT Aplikanusa Lintasarta	Indonesia	Data Communication	1989	72.36	72.36	72.36	72.36
PT Artajasa Pembayaran Elektronis(4)	Indonesia	Telecommunications	2000	39.80	39.80	39.80	39.80
PT Lintas Media Danawa(5)	Indonesia	Telecommunications	2008	50.65	25.33	25.33	—
PT Indosat Mega Media	Indonesia	Multimedia	2001	99.85	99.85	99.85	99.85
PT Starone Mitra Telekomunikasi(6)	Indonesia	Telecommunications	2007	72.54	72.54	72.54	55.36
PT Multi Media Asia Indonesia	Indonesia	Multimedia	1997	26.67	26.67	26.67	26.67
Asean Telecom Holding Sdn Bhd	Malaysia	Holding	1995	14.24	14.24	14.24	14.24
Acasia Communictions Sdn Bhd	Malaysia	Telecommunications	1995	12.80	12.80	12.80	12.80
ASEAN Cableship Pte. Ltd	Singapore	Telecommunications	1995	16.67	16.67	16.67	16.67
PT First Media Tbk(7)	Indonesia	Multimedia	1994	1.07	2.29	2.29	2.29
PT Padang Golf Bukit Sentul	Indonesia	Golf	1994	18.89	18.89	18.89	18.89
ICO Global Communication Ltd	United States	Telecommunications	1995	0.00867	0.00867	0.00867	0.00867
PT Swadharma Marga Inforindo(8)	Indonesia	Telecommunications	1997	20.00	20.00	20.00	20.00
PT Interactive Vision Media(9)	Indonesia	Multimedia	2009	99.98	99.98	—	—

(1)	Satelindo International Finance B.V. was liquidated in January 2007.
(2)

Indosat Palapa Company B.V and Indosat Mentari Company B.V were incorporated in Amsterdam on April 28, 2000 to engage in treasury facilities, to lend and borrow money, whether in the form of securities or otherwise, to finance enterprises and companies to grant security in respect of its obligation or those of its group companies and third parties.

(3)	PT Satelindo Multi Media was liquidated on June 23, 2009.
(4)	PT Aplikanusa Lintasarta holds a 55.0% equity interest in PT Artajasa Pembayaran Elektronis.
(5)

On July 28, 2008, PT Aplikanusa Lintasarta investment 35.00% as equity interest in PT Lintas Media Danawa (LMD). PT Aplikanusa Lintasarta increased ownership shares in LMD from 35% to 55% dated November 24, 2010 and 55% to 70% dated December 21, 2010.

(6)	On December 3, 2008, the Company made payment for the additional equity interest in SMT amounting to Rp33,680. This made the Company’s ownership in SMT become 72.54%.
(7)

PT First Media Tbk’s registration of shares pursuant to a right issue on February 5, 2007, caused Indosat’s ownership percentage to decline to 2.29% and it’s registration of shares pursuant to a right issue on May 20, 2010 caused Indosat’s ownership percentage to decline to 1.07%.

(8)	PT Aplikanusa Lintasarta holds a 20.0% equity interest in PT Swadharma Marga Inforindo, which was finally liquidated in October 2010.
(9)	PT Indosat Mega Media holds a 99.98% equity interest in PT Interactive Vision Media.